Letter from the CEO
Like anything in life, the financial services industry is always changing and evolving. At times it seems that the only constant in the world of finance is change. But like any other institution, we embrace these changes and strive to provide our members with all the information and education they need to succeed long-term. The next few years will bring changes to our industry and FHLB Des Moines. In this quarter’s Letter from the CEO, I’ll address a few of the buzzworthy topics on the horizon as well as some changes set to take place here at the Bank in the next year. If you’d like to discuss anything in more detail or have questions, I can be reached at CEO@fhlbdm.com.
LIBOR Transition - What’s Next?
You’d be hard pressed to find anyone in our industry that hasn’t started educating themselves on the impending transition away from LIBOR (London Interbank Offered Rate). We recognize that a smooth transition is critical to the financial markets, each regional FHLBank, and our members. FHLB Des Moines is coordinating our transition efforts with other FHLBanks as well as industry working groups. Recently, we completed a multi-year plan to prepare our own operations for the LIBOR phase-out and have taken steps to begin implementing that plan. Those steps have included SOFR-indexed debt issuance to global investors and SOFR-indexed advance offerings to our members.
While we prepare for this transition, the Bank also wants to ensure that you, our members, are as prepared as possible. We recently published a resource called LIBOR: The Transition Ahead that outlined some of the key information, how best to begin to prepare for this transition and what changes you may see in the future here at the Bank. I encourage you to read this information and reach out to your relationship manager with any questions or concerns you may have. We are committed to being your strategic partner in navigating the transition away from LIBOR. Our members’ success is our success. Look to us to provide resources over the next several months to help ease the uncertainty and support your financial institution’s transition. As always, we’ll remain your trusted source of liquidity and continue to provide funding solutions that support and reflect the changing markets.
Housing Finance Reform
Earlier this year, Senate Banking Committee Chairman Mike Crapo (R-ID) announced that housing finance reform is a top priority for this Congress. Newly confirmed FHFA Director Mark Calabria has also hit the ground running and given a number of speeches in his first 10 weeks on housing finance reform. He recently asked Congress for three new authorities: 1) the ability to charter new institutions to compete with Fannie and Freddie, 2) greater flexibility to set capital standards, and 3) increased oversight of third party contractors, including Fannie’s and Freddie’s non-bank servicers. Additionally, the Departments of Treasury and Housing and Urban Affairs are each working on housing reform plans, at the direction of the President, which are expected to be released shortly.
I met with Chairman Crapo in May and offered him our commitment to be a resource of information as he moves forward with his work. He continues to be a big supporter of ours and affirmed his belief to me that the FHLBanks are an essential part of the housing finance system and a vital partner for our local lenders. The FHLBank System works. Our members rely on us to provide reliable access to liquidity across all economic and credit cycles so that they can invest locally in housing, jobs and economic growth. The role as a liquidity provider is central to our mission. Any reform effort should make sure to "Do No Harm" to our ability to fulfill our important mission and serve our members. Neither should any effort impede the FHLBank System’s ability to access the capital markets. Our members rely on us to be a stable, steady source of liquidity, and this stability must be retained.

FHLB Des Moines Transitions
You may be aware that in early June our former Chief Financial Officer (CFO), Joe Amato, left FHLB Des Moines to pursue other opportunities. At the time, the decision was made to permanently split the role of CFO across two positions to better serve our members’ lending, economic development, and housing needs. We recently announced the promotion of Joelyn Jensen-Marren and Bill Bemis. Joelyn was named Chief Financial Officer (CFO), while Bill was named Chief Capital Markets Officer (CCMO), a newly created position at the Bank. Both long-time employees, the lending and finance experience they bring to the leadership team will benefit the communities we serve throughout the region.
Joelyn has been a part of the FHLB Des Moines team for the last 20 years. In her new role as CFO, she will oversee the accounting, strategic planning, and financial controls teams. Bill brings more than 15 years of senior capital markets experience to his new role. As CCMO, he will oversee the treasury and portfolio strategy teams and play an integral role in the pricing, funding and hedging of financial services to members through a combination of products and services. To read more about these promotions, click here.
Lastly, earlier this year, I announced my intention to retire by mid-2020. My career has focused on the FHLBank System for the last 25 years, and I could not have imagined a more fulfilling career. The FHLBanks have proven time and again their importance as a provider of liquidity and funding for financial institutions, and their support of affordable housing is second to none. I’m proud of the work we do and the people who do it. The coming months will be spent searching for the best candidate to lead this cooperative into the future.
My time as the FHLB Des Moines leader may be winding down, but our commitment to you stays the same. We will continue to work to exceed your expectations and be the strategic partner and liquidity provider you need now and well into the future.

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.